PROSPECTUS	Pricing Supplement No. 3693
Dated August 31, 2001	Dated January 23, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	Nos. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: January 23, 2002

Settlement Date (Original Issue Date): January 28, 2002

Maturity Date: January 28, 2004

Principal Amount (in Specified Currency): USD 1,000,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount less the Underwriters Commission and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer (in Specified Currency): USD 1,000,000,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month USD LIBOR flat

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Floating Rate Notes)
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Pricing Supplement No. 3693
Dated January 23, 2002
Rule 424(b)(3)-Registration Statement
Nos.333-40880 and 333-66560

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: On the 28th day of each month, commencing February 28, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR flat.

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

CUSIP No: 36962GXJ8

ISIN No. US36962GXJ83

Common Code: _____________

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual Redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

(Floating Rate Notes)
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Pricing Supplement No. 3693
Dated January 23, 2002
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Indexed Notes:

Currency Base Rate: N/A

Additional Information and Recent Developments:

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

			Year Ended December 31,		Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.